Exhibit 99
Wendy’s Announces 2007 Full Year and 4th Quarter Results
2007 income from continuing operations increased 134% to $86.6 million
2007 adjusted EBITDA from continuing operations increased 38% to $305.4 million
     DUBLIN, Ohio (February 4, 2008) – Wendy’s International, Inc. (NYSE: WEN) today announced its preliminary, unaudited financial results for the full year and fourth quarter of 2007, reflecting same-store sales increases for the year, cost controls and improving restaurant margins.
     Including full-year pre-tax expenses related to the Board of Director’s Special Committee of $24.7 million and $9.8 million of pre-tax restructuring charges (as used throughout, restructuring charges include pension settlement charges), the Company reported for the full year of 2007:
▪	Income from continuing operations of $86.6 million, up 134.0% compared to $37.0 million in 2006;

▪	Diluted earnings per share (EPS) from continuing operations of $0.96, up 200.0% from $0.32 per share in 2006; and

▪	Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations of $270.9 million, up 65.2% from $164.0 million in 2006.
     Excluding 2007 expenses related to the Board’s Special Committee and restructuring charges and excluding 2006 restructuring charges, incremental advertising expenses and lost joint venture income, the Company reported for the full year of 2007:
▪	Adjusted income from continuing operations of $108.0 million, up 50.0% from $72.0 million in 2006;

▪	Adjusted diluted EPS from continuing operations of $1.20, up 93.5% from $0.62 per share in 2006; and

▪	Adjusted EBITDA from continuing operations of $305.4 million, up 38.4% from $220.7 million in 2006.
     The Company met its revised 2007 full-year EBITDA guidance of $295 million to $315 million, and its revised 2007 full-year EPS guidance of $1.09 to $1.23, which excluded expenses related to the Board’s Special Committee and restructuring charges.

	Including expenses		Excluding expenses[i]
	Full-year 2007	Full-year 2006	Full-year 2007	Full-year 2006
Income from continuing operations	$86.6 million	$37.0 million	$108.0 million	$72.0 million
Diluted EPS from continuing operations	$0.96	$0.32	$1.20	$0.62
EBITDA from continuing operations	$270.9 million	$164.0 million	$305.4 million	$220.7 million

[i]	See reconciliations below. For 2007, adjusted income from continuing operations, EBITDA and EPS excludes expenses related to the Board’s Special Committee and restructuring charges. For 2006, adjusted income from continuing operations, EBITDA and EPS excludes restructuring charges, incremental advertising expenses and lost joint venture income.
2007 Full-Year Highlights – U.S. EBITDA store margins up 210 basis points
•	U.S. company-operated restaurant EBITDA margins improved 210 basis points to 11.0% in 2007, reflecting slightly positive full-year sales, improved menu management (menu price increases and favorable shifts in product mix) and labor efficiencies. The 210 basis point improvement was achieved despite higher commodity costs which negatively impacted U.S. margins by 90 basis points.

•	Total company-operated restaurant EBITDA margins improved 180 basis points to 10.7% in 2007, compared to 8.9% one year ago. This includes U.S., Canada and International operations.

•	As previously announced, annual same-store sales at U.S. franchise restaurants increased 1.4%, compared to a 0.6% increase in 2006. Wendy’s franchisees have produced seven consecutive quarters of positive same-store sales. Annual same-store sales at U.S. company-operated restaurants increased 0.9%, compared to a 0.8% increase in 2006.

•	The total number of system-wide Wendy’s® restaurants as of December 30, 2007, was 6,645, compared to 6,673 at year-end 2006. This reflects the opening of 92 restaurants and the closure of 120 restaurants.
Company made significant progress in 2007
     “I am proud of our restaurant crews, franchisees and company employees for what we accomplished in 2007,” said Chief Executive Officer and President Kerrii Anderson. “We executed our strategic plan, implemented many initiatives to drive the business and made tough decisions to position Wendy’s for future growth.
     “We produced significantly improved company store operating margins and earnings growth in the face of an incredibly challenging environment, with rising commodities and the distraction of the Special Committee process. Our goal was to deliver EBITDA in the range of $295-$315 million for the year, and we achieved that objective with EBITDA of $305 million, up 38% over the previous year,” Anderson said.
     Chief Financial Officer Jay Fitzsimmons said: “Our improved financial performance reflected modest same-store sales growth, higher average check and excellent expense control by our employees. There is no question that our business is stronger today than a year ago.”
Company executing Phase 2 of its Strategic Plan
     The Company recently launched Phase 2 of its strategic plan, which focuses on further growth in same-store sales and earnings in 2008.
     “We have a powerful brand, and our objective in 2008 is to re-ignite sales growth and drive quality and innovation throughout our business,” Anderson said. “In addition to a strong new product lineup for 2008 and a re-energized focus on restaurant operations, we are excited about our new advertising that highlights Wendy’s unique competitive advantage of quality. Today, we are launching our ‘Waaaay Better’ campaign, and the hero of our new advertising will be our quality food.”

     The Company’s evolution of its advertising approach is based on extensive consumer research over the last eight months, working in close collaboration with its agency partners and franchise advertising committee.
     “Our new campaign leverages Wendy’s red-hair iconography, but does so in a way that is more genuine and true to our brand,” said Anderson. “Each television spot opens and closes with an animated version of our familiar logo – the enduring image of Wendy, a red-headed, little girl. Our Wendy icon stands for wholesome authenticity and honest quality. It’s one of the most powerful, under-used assets in the consumer world today.”
2007 4th Quarter Financial Highlights – U.S. EBITDA store margins up 120 basis points
     Including fourth-quarter pre-tax expenses related to the Board’s Special Committee of $6.5 million and $0.4 million of pre-tax restructuring charges, the Company reported for the fourth-quarter of 2007:
•	Income from continuing operations of $14.1 million, up 42.4% from $9.9 million in the fourth quarter of 2006;

•	Diluted EPS from continuing operations of $0.16, up 77.8% from $0.09 per share in the fourth quarter of 2006; and

•	EBITDA from continuing operations of $50.1 million, up 64.3% from $30.5 million in the fourth quarter of 2006.
     Excluding expenses related to the Board’s Special Committee and restructuring charges, the Company reported for the fourth-quarter of 2007:
•	Adjusted income from continuing operations of $18.4 million, up 24.3% from $14.8 million in the fourth quarter of 2006;

•	Adjusted diluted EPS from continuing operations of $0.21 in the fourth quarter of 2007, up 50.0% from $0.14 per share for the fourth quarter of 2006; and

•	Adjusted EBITDA from continuing operations of $57.0 million, up 48.4% from $38.4 million in the fourth quarter of 2006.
     U.S. company-operated restaurant EBITDA margins improved 120 basis points to 10.1% in the fourth quarter of 2007, compared to 8.9% a year ago. The 120 basis point improvement was achieved despite higher commodity costs which negatively impacted U.S. margins by 180 basis points.
     Company-operated restaurant EBITDA margins improved 140 basis points to 9.8% in the fourth quarter of 2007, compared to 8.4% in the fourth quarter of 2006. This includes U.S., Canada and International operations.
     As previously announced, fourth-quarter same-store sales at U.S. franchise restaurants increased 0.2%, compared to an increase of 2.7% a year ago, and fourth-quarter same-store sales at U.S. company-operated restaurants decreased 0.8%, compared to an increase of 3.1% in the fourth quarter of 2006.

	Including expenses		Excluding expenses[1]
	4Q 2007	4Q 2006	4Q 2007	4Q 2006
Income from continuing operations	$14.1 million	$9.9 million	$18.4 million	$14.8 million
Diluted EPS from continuing operations	$0.16	$0.09	$0.21	$0.14
EBITDA from continuing operations	$50.1 million	$30.5 million	$57.0 million	$38.4 million

[1]	See reconciliations below. Adjusted income from continuing operations, EBITDA and EPS excludes expenses related to the Board’s Special Committee and restructuring charges.

Board approves 120th consecutive quarterly dividend
     The Board of Directors approved a quarterly dividend of 12.5 cents per share, payable February 29, 2008 to shareholders of record as of February 14, 2008. The dividend payment will represent the Company’s 120th consecutive quarterly dividend.
Company plans 2007 conference call for February 4 at 9:00 a.m. ET
     The Company will hold a conference call and webcast to discuss the Company’s 2007 and fourth quarter results at 9:00 a.m. ET today. The Company does not plan to discuss its 2008 outlook during this event and has suspended guidance until completion of the Board’s Special Committee process.
     The dial-in number is (877) 572-6014 (U.S. and Canada) or (706) 679-4852 (International). A simultaneous webcast of the conference call will be available at www.wendys-invest.com. The call will be archived at that site.
Wendy’s International, Inc. overview
     Wendy’s International, Inc. is one of the world’s largest and most successful restaurant operating and franchising companies. More information about the Company is available at www.wendys-invest.com.
INVESTOR CONTACTS:
John Barker (614) 764-3044 or john_barker@wendys.com
Marsha Gordon (614) 764-3019 or marsha_gordon@wendys.com
Kim Messner (614) 764-6796 or kim_messner@wendys.com
MEDIA CONTACT:
Denny Lynch: (614) 764-3553 or denny_lynch@wendys.com
Bob Bertini: (614) 764-3327 or bob_bertini@wendys.com

Appendix
2007 Full-Year Financial and Income Statement Information
     The Company’s full-year 2007 reported results from continuing operations include the impact of:
•	Cost of sales – $1.32 billion, or 61.2% of sales, in 2007, compared to $1.35 billion, or 62.8% of sales, in 2006. The year-over-year improvement as a percent of retail sales is due primarily to improved menu management (menu price increases and favorable shifts in product mix) and labor efficiencies realized in company-operated restaurants. These improvements were partially offset by higher commodity costs which negatively impacted U.S. margins by 90 basis points.

•	Company restaurant operating costs – $597.3 million, or 27.7% of sales, in 2007, compared to $602.3 million, or 28.0% of sales, in 2006. The year-over-year improvement as a percent of sales primarily includes lower expenses as a result of the Company’s 2006 cost saving initiatives and lower bonuses. These improvements were partially offset by the change in accounting for the Canadian real estate joint venture with Tim Hortons® (see explanation below for Wendy’s joint venture with Tim Hortons). As a result of this change in accounting, full-year 2007 company restaurant operating costs included rental expense paid to the joint venture by Wendy’s, which prior to the spin-off of Tim Hortons was eliminated in consolidation. Without this change in accounting for the joint venture, reported full-year 2007 company-operated restaurant EBITDA margins would have been 20 basis points higher.

•	Operating costs – $22.7 million in 2007, compared to $46.7 million in 2006. The year-over-year decrease is due primarily to $25.0 million in incremental advertising costs in 2006 that the Company did not incur in 2007 and a $5.7 million decline in rent expense in 2007 as a result of the change in accounting for Wendy’s Canadian real estate joint venture with Tim Hortons, which is no longer consolidated by the Company. These declines were partially offset by higher incentive payments to franchisees for remodeling of $5.4 million in 2007.

•	General and administrative expense – $212.4 million, or 8.7% of revenue, in 2007, compared to $237.6 million, or 9.7% of revenue, in 2006. The year-over-year improvement is due primarily to lower salaries and benefits as a result of the elimination of positions in 2006, as well as lower insurance costs and bonuses.

•	Restructuring costs – $9.8 million in 2007, which includes $7.4 million in pension settlement charges. This compares to $38.9 million in restructuring costs in 2006.

•	Special Committee related charges – $24.7 million in expenses in 2007 related to the Board’s Special Committee, which was formed in April 2007. These charges did not occur in 2006.

•	Other income/expense – $9.0 million of income in 2007, which includes equity investment income of $9.4 million, related primarily to the Company’s 50/50 Canadian real estate joint venture with Tim Hortons, $5.7 million in income from the amendment of the Company’s tax sharing agreement with Tim Hortons, gains on property dispositions of $5.0 million and insurance gains of $9.0 million, partially offset by store closure charges of $7.3 million, $5.0 million in impairment charges on the Company’s Pasta Pomodoro investment, and other asset write-offs. In 2006, other income/expense was $1.4 million of income, which includes store closure costs of $16.7 million, gains on sales of properties of $6.8 million and rent income paid by Tim Hortons to the Canadian real estate joint venture of $14.0 million. The corresponding rent expense is classified in discontinued operations. Since the spin-off of Tim Hortons, this joint venture is no longer consolidated and the Company now records its 50% share of the joint venture income in other income/expenses.

•	Interest – The $9.3 million increase in interest expense in 2007 is primarily due to the sale of approximately 40% of the U.S. royalty stream for a 14-month period entered into in the fourth quarter of 2006 that was recorded as debt. The $24.1 million decrease in interest income reflects a reduction in cash balances as a result of the completion of a modified

“Dutch Auction” tender offer in the fourth quarter of 2006, using approximately $800 million, and the completion of an accelerated share repurchase in the first quarter of 2007 for approximately $298.0 million.

•	Taxes – The Company’s effective tax rate was 31.1% in 2007. The rate was impacted by favorable settlements of Federal and state tax examinations.

•	Shares outstanding – A lower share count of 90.2 million average shares in 2007, compared to 115.3 million average shares in 2006. The Company repurchased 22.4 million shares in a modified “Dutch Auction” tender offer in the fourth quarter of 2006, and repurchased 9.0 million shares in an accelerated share repurchase in the first quarter of 2007.
4th Quarter Financial and Income Statement Information
     The Company’s fourth-quarter 2007 reported results from continuing operations include the impact of:
•	Cost of sales – $326.1 million, or 62.2% of retail sales, in the fourth quarter of 2007, compared to $331.0 million, or 62.8% of retail sales, in the fourth quarter of 2006, which was a 60 basis point improvement as a percentage of sales. The year-over-year improvement is due primarily to improved menu management (menu price increases and favorable shifts in product mix) and labor efficiencies realized in company-operated restaurants.

•	Company restaurant operating costs – $143.9 million, or 27.5% of sales, in the fourth quarter of 2007, compared to $149.5 million, or 28.4% of sales, in the fourth quarter of 2006. The year-over-year improvement as a percent of sales includes lower expenses as a result of the Company’s cost saving initiatives implemented in 2006 and lower bonuses.

•	Operating costs – $7.6 million in the fourth quarter of 2007, compared to $4.2 million in the fourth quarter of 2006. The year-over-year increase is due primarily to incentives paid to franchisees for remodeling of $1.8 million during the quarter, and breakfast advertising costs to support franchisees of $1.0 million.

•	General and administrative expense – $61.0 million, or 10.2% of revenue, in the fourth quarter of 2007, compared to $67.4 million, or 11.3% of revenue, in the fourth quarter of 2006. The year-over-year improvement is due primarily to a reduction in salaries and benefits as a result of the elimination of positions in 2006, and lower bonus accruals.

•	Restructuring costs – $0.4 million in the fourth quarter of 2007. This compares to $7.9 million in restructuring costs in the fourth quarter of 2006.

•	Special Committee related charges – $6.5 million in the fourth quarter of 2007 in expenses related to the Special Committee. These charges did not occur in 2006.

•	Other income/expense – $0.5 million of expense in the fourth quarter of 2007, which includes $5.7 million in income from the amendment of Wendy’s tax sharing agreement with Tim Hortons, insurance gains of $2.2 million and gains on property dispositions of $0.7 million, partially offset by $5.0 million in impairment charges on the Company’s Pasta Pomodoro investment, store closure charges of $1.5 million, and other asset write-offs.

•	Interest – The $2.6 million increase in interest expense in the fourth quarter of 2007 includes interest expense related to the sale of approximately 40% of the U.S. royalty stream for a 14-month period entered into in the fourth quarter of 2006 that was recorded as debt. The $7.3 million decrease in interest income reflects a reduction in cash balances as a result of the completion of a modified “Dutch Auction” tender offer in the fourth quarter of 2006, using approximately $800 million, and the completion of an accelerated share repurchase in the first quarter of 2007 for approximately $298.0 million.

•	Taxes – The Company’s effective tax rate for the fourth quarter of 2007 was a benefit of approximately 8.4% and was due primarily to the settlement of tax examinations which yielded a benefit of approximately $5.4 million.

•	Shares outstanding – A lower share count of 88.3 million average shares in the fourth quarter of 2007, compared to 108.8 million average shares in the fourth quarter of 2006.

The Company repurchased 22.4 million shares in a modified “Dutch Auction” tender offer in the fourth quarter of 2006, and repurchased 9.0 million shares in an accelerated share repurchase in the first quarter of 2007.
Discontinued operations
     Wendy’s completed its spinoff of Tim Hortons in the third quarter of 2006 and completed the sale of Baja Fresh® Mexican Grill during the fourth quarter of 2006. During the third quarter of 2007, the Company completed the sale of Cafe Express. Accordingly, the after-tax operating results of Tim Hortons, Baja Fresh and Cafe Express appear in the “Discontinued Operations” line on the income statement.
Wendy’s joint venture with Tim Hortons
     Wendy’s and Tim Hortons continue to operate approximately 100 combination restaurants in Canada as part of the joint venture. The Company refers to the entity that controls the real estate of these combination restaurants as its Canadian restaurant real estate joint venture with Tim Hortons. Wendy’s and Tim Hortons also operate approximately 40 combination restaurants in the U.S., which are not included in the joint venture.
     As a result of its 2006 spinoff of Tim Hortons, the Company, in accordance with generally accepted accounting principles (GAAP), now accounts for its 50% share of the Canadian restaurant real estate joint venture with Tim Hortons under the equity method of accounting, rather than consolidating the results of the joint venture in the Company’s financial statements.
     Without this change, company-operated restaurant EBITDA margins would have been 10.9% for the full year. This change in accounting for the Company’s joint venture with Tim Hortons impacts several lines on the Company’s statement of income and resulted in an overall reduction to full-year 2007 operating income of $7.2 million compared to the full-year of 2006.
Disclosure regarding non-GAAP financial measures
     The Company uses adjusted income and adjusted EPS from continuing operations as internal measures of operating performance. Management believes adjusted income and adjusted EPS from continuing operations provide a meaningful perspective of the underlying operating performance of the business.
     EBITDA is used by management as a performance measure for benchmarking against its peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under GAAP.
     The Company also uses adjusted EBITDA, which accounts for certain items unrelated to ongoing operations, as an internal measure of business operating performance. Management believes adjusted EBITDA provides a meaningful perspective of the underlying operating performance of the business.
     Company EBITDA margins from continuing operations consist of operating income plus depreciation and amortization divided by revenue.
     Company-operated restaurant EBITDA margins consist of sales from company-operated restaurants minus cost of sales from company-operated restaurants minus company restaurant operating costs divided by sales from company-operated restaurants.

EBITDA and Adjusted EBITDA Reconciliations
The following is a reconciliation of 2007 estimated operating income to 2007 estimated EBITDA used to arrive at the Company’s revised 2007 earnings outlook previously announced: As previously announced, the following estimated amounts exclude expenses related to the Special Committee activities and any potential restructuring charges.

2007 estimated operating income:	$186 million to $206 million
2007 estimated depreciation and amortization:	$109 million
2007 estimated adjusted EBITDA from continuing ops:	$295 million to $315 million
The following are reconciliations for full-year 2007 and 2006 reported operating income to full-year EBITDA from continuing operations and adjusted EBITDA:

	2007 Year	2006 Year
Reported operating income	$157.0 million	$ 40.3 million
Depreciation and amortization	$113.9 million	$123.7 million
EBITDA from continuing ops	$270.9 million	$164.0 million
Restructuring charges	$ 9.8 million	$ 38.9 million
Special Committee expenses	$ 24.7 million
Incremental advertising expense		$ 25.0 million
Joint venture impact		$ (7.2) million
Adjusted EBITDA from continuing ops	$305.4 million	$220.7 million
The following are reconciliations of 2007 and 2006 fourth-quarter reported operating income to fourth-quarter EBITDA from continuing operations and adjusted EBITDA:

	4th Quarter	4th Quarter
	2007	2006
Reported operating income	$21.6 million	$ 1.8 million
Depreciation and amortization	$28.5 million	$28.7 million
EBITDA from continuing ops	$50.1 million	$30.5 million
Restructuring charges	$ 0.4 million	$ 7.9 million
Special Committee expenses	$ 6.5 million
Adjusted EBITDA from continuing ops	$57.0 million	$38.4 million

Income and EPS Reconciliations
The following are reconciliations of 2007 and 2006 income from continuing operations to full-year adjusted income from continuing operations:

	2007 Year	2006 Year
Income from continuing operations	$86.6 million	$37.0 million
Restructuring charges , net of tax (1)	$6.1 million	$24.1 million
Special Committee expenses, net of tax (1)	$15.3 million
Incremental advertising expense, net of tax (1)		$15.5 million
Joint venture impact, net of tax (1)		$(4.6) million
Adjusted income from continuing ops	$108.0 million	$72.0 million
Diluted shares	90.2 million	115.3 million
Adjusted diluted EPS from continuing ops	$1.20	$0.62
The following are reconciliations of 2007 and 2006 fourth-quarter income from continuing operations to fourth-quarter adjusted income from continuing operations:

	4th Quarter	4th Quarter
	2007	2006
Income from continuing operations	$14.1 million	$9.9 million
Restructuring charges, net of tax (1)	$0.3 million	$4.9 million
Special Committee expenses, net of tax (1)	$4.0 million
Adjusted income from continuing ops	$18.4 million	$14.8 million
Diluted shares	88.3 million	108.8 million
Adjusted diluted EPS from continuing ops	$0.21	$0.14

(1)	After tax amounts are generally computed using a tax rate of 38%.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Fourth Quarter Ended
	12/30/2007	12/31/2006	$ Change	% Change
REVENUES
Sales	$523,961	$526,720	$(2,759)	-0.5%
Franchise revenues	72,060	69,658	2,402	3.4%

TOTAL REVENUES	596,021	596,378	(357)	-0.1%

COSTS & EXPENSES
Cost of sales	326,097	331,034	(4,937)	-1.5%
Company restaurant operating costs	143,915	149,517	(5,602)	-3.7%
Operating costs	7,615	4,177	3,438	82.3%
Depreciation of property & equipment	28,337	28,437	(100)	-0.4%
General & administrative expenses	60,959	67,413	(6,454)	-9.6%
Restructuring and special committee related charges	6,929	7,914	(985)	-12.4%
Other (income) expense, net	551	6,070	(5,519)	-90.9%

TOTAL COSTS & EXPENSES	574,403	594,562	(20,159)	-3.4%

OPERATING INCOME	21,618	1,816	19,802	n/m

Interest expense	(11,550)	(8,958)	(2,592)	28.9%
Interest income	2,911	10,222	(7,311)	-71.5%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	12,979	3,080	9,899	321.4%

INCOME TAX BENEFIT	(1,087)	(6,869)	5,782	n/m

INCOME from continuing operations	$14,066	$9,949	$4,117	41.4%

LOSS from discontinued operations	$0	$(6,922)	6,922	-100.0%

NET INCOME	$14,066	$3,027	$11,039	364.7%

Diluted earnings per common share from continuing operations	$0.16	$0.09	$0.07	77.8%

Diluted earnings per common share from discontinued operations	$0.00	$(0.06)	$0.06	-100.0%

Total diluted earnings per common share	$0.16	$0.03	$0.13	433.3%

Diluted shares	88,334	108,795	(20,461)	-18.8%

n/m — not meaningful

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	(Unaudited)
	Year-to-Date Ended
	12/30/2007	12/31/2006	$ Change	% Change
REVENUES
Sales	$2,160,025	$2,154,607	$5,418	0.3%
Franchise revenues	290,219	284,670	5,549	1.9%

TOTAL REVENUES	2,450,244	2,439,277	10,967	0.4%

COSTS & EXPENSES
Cost of sales	1,322,264	1,352,312	(30,048)	-2.2%
Company restaurant operating costs	597,285	602,298	(5,013)	-0.8%
Operating costs	22,725	46,674	(23,949)	-51.3%
Depreciation of property & equipment	113,127	122,636	(9,509)	-7.8%
General & administrative expenses	212,425	237,575	(25,150)	-10.6%
Restructuring and special committee related charges	34,427	38,914	(4,487)	-11.5%
Other (income) expense, net	(9,006)	(1,446)	(7,560)	n/m

TOTAL COSTS & EXPENSES	2,293,247	2,398,963	(105,716)	-4.4%

OPERATING INCOME	156,997	40,314	116,683	289.4%

Interest expense	(45,010)	(35,711)	(9,299)	26.0%
Interest income	13,769	37,876	(24,107)	-63.6%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	125,756	42,479	83,277	196.0%

INCOME TAX EXPENSE	39,131	5,433	33,698	n/m

INCOME from continuing operations	86,625	37,046	49,579	133.8%

INCOME from discontinued operations	1,271	57,266	(55,995)	-97.8%

NET INCOME [1]	87,896	94,312	(6,416)	-6.8%

Diluted earnings per common share from continuing operations	$0.96	$0.32	$0.64	200.0%

Diluted earnings per common share from discontinued operations [1]	$0.01	$0.50	$(0.49)	-98.0%

Total diluted earnings per common share [1]	$0.97	$0.82	$0.15	18.3%

Diluted shares	90,190	115,325	(25,135)	-21.8%

n/m — not meaningful

[1]	Discontinued operations includes the results of Tim Hortons®, which was spun-off in September 2006, Baja Fresh® Mexican Grill, which was sold in November 2006, and Cafe Express, which was sold in July 2007. Because these three businesses are no longer owned by Wendy’s International, Inc., the Company believes including the results of these businesses in a comparison of results between years does not provide a reasonable comparison of ongoing business results between years. In particular, income from discontinued operations and net income for full-year 2006 included $159.8 million of income from Tim Hortons prior to its spin-off in September 2006.

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 30,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands)
ASSETS

Current assets
Cash and cash equivalents	$205,200	$457,614
Accounts receivable, net	72,069	84,841
Deferred income taxes	7,304	29,651
Inventories and other	35,590	30,252
Advertising fund restricted assets	42,665	36,207
Assets held for disposition	3,338	15,455
Current assets of discontinued operations	0	2,712

	366,166	656,732

Property and equipment	2,119,140	2,024,715
Accumulated depreciation	(872,255)	(798,387)

	1,246,885	1,226,328

Goodwill	84,001	85,353

Deferred income taxes	4,899	4,316

Intangible assets, net	2,704	3,855

Other assets	84,742	82,738

Non current assets of discontinued operations	0	1,025

	$1,789,397	$2,060,347

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 30,	December 31,
	2007	2006
	(Unaudited)
	(Dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$85,662	$93,465
Accrued expenses:
Salaries and wages	39,157	47,329
Taxes	31,033	46,138
Insurance	57,190	57,353
Other	45,612	32,199
Advertising fund restricted liabilities	35,760	28,568
Current portion of long-term obligations	26,591	87,396
Current liabilities of discontinued operations	0	2,218

	321,005	394,666

Long-term obligations
Term debt	521,343	537,139
Capital leases	21,680	18,963

	543,023	556,102

Deferred income taxes	45,351	30,220
Other long-term liabilities	75,887	66,163
Non current liabilities of discontinued operations	0	1,519

Commitments and contingencies

Shareholders’ equity
Preferred stock, Authorized: 250,000 shares
Common stock, $.10 stated value per share, Authorized: 200,000,000 shares, Issued: 130,241,000 and 129,548,000 shares, respectively	13,024	12,955
Capital in excess of stated value	1,110,363	1,089,825
Retained earnings	1,287,963	1,241,489
Accumulated other comprehensive income (expense):
Cumulative translation adjustments and other	28,949	9,100
Pension liability	(18,990)	(22,546)

	2,421,309	2,330,823

Treasury stock, at cost:
42,844,000 and 33,844,000 shares, respectively	(1,617,178)	(1,319,146)

	804,131	1,011,677

	$1,789,397	$2,060,347

WENDY’S INTERNATIONAL, INC. AND SUBSIDIARIES
SYSTEMWIDE RESTAURANTS

	As of	As of	Increase/	As of	Increase/
	December 30	September 30	(Decrease)	December 31	(Decrease)
	2007	2007	From Prior Quarter	2006	From Prior Year

U.S.
Company	1,274	1,288	(14)	1,317	(43)
Franchise	4,662	4,644	18	4,638	24

	5,936	5,932	4	5,955	(19)
Canada
Company	140	141	(1)	146	(6)
Franchise	236	235	1	231	5

	376	376	0	377	(1)
Other International
Company	0	2	(2)	2	(2)
Franchise	333	323	10	339	(6)

	333	325	8	341	(8)
Total
Company	1,414	1,431	(17)	1,465	(51)
Franchise	5,231	5,202	29	5,208	23

	6,645	6,633	12	6,673	(28)

WENDY’S INTERNATIONAL, INC.
Income Statement Definitions

Sales	Includes sales from company operated restaurants. Also included are sales of kids’ meal toys and the sales to franchisees from Wendy’s bun baking facilities.

Franchise Revenues	Consists primarily of royalties, rental income, gains from the sales of properties to franchisees and franchise fees. Franchise fees include charges for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes food, paper and labor costs for restaurants. Also included are the cost of kids’ meal toys and cost of goods sold to franchisees from Wendy’s bun baking facilities.

Company Restaurant	Consists of all costs necessary to manage and operate restaurants,
Operating Costs	except cost of sales and depreciation. These include advertising, insurance, maintenance, rent, etc., as well as support costs for personnel directly related to restaurant operations.

Operating Costs	Includes rent expense related to properties leased to franchisees and other franchisee related costs such as remodel incentives. Also includes costs to operate and maintain Wendy’s bun baking facilities.

General and Administrative	Costs that cannot be directly related to generating revenue.
Expenses

Restructuring and Special	Includes restructuring costs and costs related to the Special Committee of the Board
Committee Related Charges	of Directors, which was formed to explore strategic alternatives for the Company.

Other Income and Expense	Includes expenses (income) that are not directly derived from the
Company’s primary businesses. This includes income from the
Company’s investments in joint ventures and other minority
investments. Expenses include store closures, other asset write-offs, and sales of properties to non-franchisees.

Income from Discontinued	Reflects net income from Tim Hortons Inc., Baja Fresh and Cafe Express.
Operations

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995
The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.
Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:
Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.
Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.
Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.
Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.
Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.
The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.
International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.
Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.
Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.
Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.